Exhibit 99.1

Newmont Announces Fourth Quarter and Full Year 2014 Operating and Financial Results and 2015 Outlook

DENVER--(BUSINESS WIRE)--February 19, 2015--Newmont Mining Corporation (NYSE: NEM) (“Newmont” or “the Company”) announced fourth quarter and full year 2014 results, including $1.5 billion in operating cash flow, $524 million of cost savings1 and production in line with guidance for the year.

  Net income: Reported quarterly and full year net income attributable to shareholders from continuing operations of $39 million or $0.08 per share for the fourth quarter and $548 million or $1.10 per share for the full year; adjusted net income2 was $86 million or $0.17 per share for the quarter and $545 million or $1.09 per share for the year
  Consolidated cash flow: Generated cash flow from continuing operations of $562 million in the fourth quarter and $1.5 billion for 2014; free cash flow was $218 million in the fourth quarter and $341 million for the year, a $680 million improvement over 2013
  Consolidated adjusted EBITDA3: Delivered earnings before interest, taxes, depreciation and amortization (EBITDA) of $652 million in the fourth quarter and $2.1 billion for the full year
  Gold all-in sustaining costs (AISC)4: Lowered gold AISC to $927 per ounce in the fourth quarter, representing a second consecutive quarter of maintaining AISC below $1,000 per ounce; and $1,002 for the full year, a 10% improvement over 2013
  Gold costs applicable to sales (CAS): Reduced gold CAS to $631 per ounce in the fourth quarter, and $706 per ounce for the full year, representing a 9% improvement over 2013
  Attributable production: Produced 1.26 million ounces of gold in the fourth quarter and remained in line with guidance at 4.85 million ounces of gold for the year
  Shareholder returns: Declared a fourth quarter dividend of $0.025 per share in accordance with the Company’s gold price-linked dividend policy5
  Outlook6: Improved 2015 outlook through strong operating performance and expect attributable gold production of between 4.6 to 4.9 million ounces in 2015, at CAS of between $660 and $710 per ounce and AISC of between $960 and $1,020 per ounce in 2015

“We delivered on our commitment to improve operating costs and efficiencies, strengthen our balance sheet and progress our most promising projects in 2014. Highlights included generating $1.5 billion in cash from continuing operations and lowering our adjusted consolidated all-in sustaining costs by more than $500 million. We also generated almost $800 million in cash from asset sales while maintaining attributable gold production well within our original guidance range. Strong results allowed us to move forward with the development of Merian in Suriname, advance our Turf Vent Shaft project in Nevada, and improve our outlook. In 2015, we will continue to deliver improved costs and efficiency, fund our most promising projects and strengthen our balance sheet,” said Gary J. Goldberg, President and Chief Executive Officer.

[1]	Based upon Adjusted All-in sustaining costs. AISC is a Non-GAAP measure. See page 20 for reconciliation.
[2]	Non-GAAP measure. See page 10 for reconciliation.
[3]	Non-GAAP measure. See page 10-11 for reconciliation.
[4]	Non-GAAP measure. See pages 14-19 for reconciliation to costs applicable to sales.
[5]	Such policy is non-binding; declaration of future dividends remains subject to approval and discretion of the Board of Directors.
[6]	Outlook constitutes forward-looking statements, which are subject to risk and uncertainties. See Cautionary Note on page 22.

Fourth Quarter and Full Year 2014 Results

Net income attributable to shareholders from continuing operations was $39 million or $0.08 per share for the fourth quarter and $548 million or $1.10 per share for the full year, which compares favorably to $(1.2) billion or $(2.39) per share for the prior year quarter and $(2.6) billion and $(5.21) per share for 2013. Adjusted net income was $86 million or $0.17 per share in the fourth quarter and $545 million, or $1.09 per basic share for the full year, compared with $143 million or $0.28 per share for the prior year quarter, and $623 million, or $1.25 per basic share in 2013. The largest adjustments to net income in the fourth quarter include a loss from discontinued operations, as well as asset sales and tax valuation allowances primarily related to the sale of Newmont’s stake in the Penmont joint venture completed October 7, 2014.

Consolidated cash flow from continuing operations was $562 million in the fourth quarter and $1.5 billion for the full year. Free cash flow was $218 million in the fourth quarter and $341 million for the full year, a $680 million improvement over 2013. The Company held $2.4 billion of consolidated cash on its balance sheet at year-end 2014, up 50% from the prior year. Newmont strives to maintain a healthy balance between investing in profitable growth, reducing debt and returning cash to shareholders. Nearly 50% of the Company’s cash is held domestically with the remainder held by offshore subsidiaries to fund local growth, repay regional debt and for potential repatriation.

Revenue totaled $2.0 billion in the fourth quarter compared to $2.2 billion in the prior year quarter, and $7.3 billion in 2014 compared to $8.4 billion in 2013, due primarily to lower gold and copper prices and divestments.

Average realized price was $1,194 per ounce for gold for the fourth quarter, down from $1,267 in the prior year quarter; and $1,258 for the year, down from $1,393 in 2013. Average realized copper price per pound was $2.55 for the fourth quarter, down from $2.96 in the prior year quarter; and $2.65 for the year, down from $2.98 in 2013.

Attributable production was 1.26 million ounces of gold in the fourth quarter, compared to 1.45 million ounces in the prior year quarter, due mainly to the impact of divestments; and 4.85 million ounces for the year, compared to 5.07 million ounces in 2013. Absent the impact of divestments, gold production was in line with 2013 levels. Increases were driven by a full year of production at Akyem and higher grades and ore recoveries at Batu Hijau. These helped offset decreases in North America due to planned stripping at Carlin and Twin Creeks and divestment of Midas and La Herradura; lower Australia production associated with the sale of Jundee; and declines in South America due to lower ore on leach pads and resulting decreases in leach recoveries.

Attributable copper production was 28,700 tonnes in the fourth quarter, compared to 21,600 tonnes in the prior year quarter, and 86,500 tonnes for the full year, up from 81,400 tonnes in 2013. Copper production increased 6% year on year due to a full year of production from Phoenix Copper Leach and slightly higher copper production at Boddington, offsetting lower than planned production at Batu Hijau resulting from a four month shut-down due to export permit issues.

AISC was $927 per gold ounce in the fourth quarter, down from $1,043 in the prior year quarter; and $1,002 per ounce in 2014, down from $1,113 in 2013. Total gold AISC came in below 2014 guidance due to strong operational performance and lower sustaining capital expenditures. Copper AISC was $2.39 per pound in the fourth quarter, down from $4.74 in the prior year quarter, and $3.65 for the full year, down from $5.07 in 2013.

CAS was $631 per gold ounce in the fourth quarter, down from $766 per ounce in the prior year quarter; and $706 per ounce for the year, down from $772 per ounce in 2013. These improvements were driven by ongoing cost and efficiency gains across the portfolio, a full year of lower cost production at Akyem, lower production costs and lower inventory adjustments at Batu Hijau. Gold CAS in the Americas was slightly higher due mainly to planned stripping campaigns at Carlin and Yanacocha. Copper CAS was $1.86 per pound in the fourth quarter, down from $3.82 in the prior year quarter; and $2.88 per pound for the year, down from $4.12 in 2013.

Capital expenditures for the fourth quarter were $344 million, of which $233 million was sustaining capital. Full year capital spend was about 6% below guidance at $1.1 billion, of which $810 million was sustaining capital. Development capital primarily went to build the Turf Vent Shaft in Nevada and Merian in Suriname. Exploration and advanced projects of $325 million also came in lower than full year guidance. Total general and administrative and depreciation and amortization expenses met guidance, at $186 million and $1.2 billion, respectively.

	Three Months Ended December 31,			Years Ended December 31,
	2014	2013	% Change	2014	2013	% Change
Consolidated Sales (koz, Mlbs)
Consolidated gold ounces sold	1,426	1,541	-7%	5,240	5,489	-5%
Consolidated copper pounds sold	123	77	60%	264	258	2%

Average Realized Price ($/oz, $/lb)
Average realized gold price	$1,194	$1,267	-6%	$1,258	$1,393	-10%
Average realized copper price	$2.55	$2.96	-14%	$2.65	$2.98	-11%

Attributable Production (koz, kt)
North America	396	557	-29%	1,631	1,951	-16%
South America	201	111	81%	565	588	-4%
Australia/New Zealand	404	483	-16%	1,698	1,804	-6%
Indonesia	21	6	276%	37	23	61%
Africa	239	291	-18%	914	699	31%
Total Gold	1,261	1,448	-13%	4,845	5,065	-4%

North America	5.2	4.6	13%	20.9	15.8	32%
Australia/New Zealand	8.4	7.5	12%	31.2	30.1	4%
Indonesia	15.1	10.0	51%	34.4	35.5	-3%
Total Copper	28.7	22.1	30%	86.5	81.4	6%

CAS Consolidated ($/oz, $/lb)
North America	$756	$779	-3%	$759	$711	7%
South America	409	882	-54%	687	671	2%
Australia/New Zealand	757	892	-15%	785	966	-19%
Indonesia	780	1,946	-60%	1,123	2,332	-52%
Africa	488	393	24%	456	487	-6%
Total Gold	$631	$766	-18%	$706	$772	-9%

North America	$2.64	$1.75	51%	$2.36	$1.74	36%
Australia/New Zealand	2.10	3.03	-31%	2.38	2.75	-13%
Indonesia	1.72	4.36	-61%	3.24	5.17	-37%
Total Copper	$1.86	$3.82	-51%	$2.88	$4.12	-30%

AISC Consolidated ($/oz, $/lb)
North America	$1,010	$969	4%	$1,007	$977	3%
South America	650	1,360	-52%	988	1,041	-5%
Australia/New Zealand	978	1,097	-11%	975	1,176	-17%
Indonesia	958	2,000	-52%	1,458	2,804	-48%
Africa	722	521	39%	647	784	-17%
Total Gold	$927	$1,043	-11%	$1,002	$1,113	-10%

North America	$2.82	$3.00	-6%	$2.83	$2.38	19%
Australia/New Zealand	2.90	3.78	-23%	3.09	3.35	-8%
Indonesia	2.22	5.22	-57%	4.14	6.34	-35%
Total Copper	$2.39	$4.74	-50%	$3.65	$5.07	-28%

2015 – 2017 OUTLOOK

Attributable gold production is expected to increase steadily from between 4.6 and 4.9 million ounces in 2015 to between 4.7 and 5.1 million ounces by 2017. New production at Merian and higher grades in Nevada and Indonesia are expected to offset lower grades at Yanacocha and Ahafo. The remainder of the portfolio is expected to deliver steady and profitable production.

  North America production is expected to increase from between 1.5 and 1.6 million ounces in 2015 to between 1.6 and 1.7 million ounces in 2016 and 2017, benefitting from Turf Vent Shaft completion, and lower stripping at Carlin. Potential development of Long Canyon Phase 1 represents additional upside.
  South America production is expected to decline from between 510,000 and 560,000 ounces in 2015 to between 450,000 and 550,000 ounces in 2016, before rising to between 650,000 and 750,000 ounces in 2017 as the first full year of production at Merian offsets the impact of maturing operations at Yanacocha.
  Asia Pacific production is expected to remain stable at between 1.8 and 2.0 million ounces from 2015 through 2017. Productivity improvements at Tanami and higher grades at Batu Hijau offset production declines at Waihi as the mine nears the end of its current reserve life. Potential development of the Tanami Expansion project represents additional upside.
  Africa production, excluding the impact of potential development of the Ahafo Mill Expansion, is expected to decline from between 740,000 and 800,000 ounces in 2015 and 2016 to between 625,000 and 675,000 ounces in 2017, due primarily to lower grades at Ahafo.

Attributable copper production is expected to be between 130,000 and 160,000 tonnes in 2015 and level out to between 115,000 and 135,000 tonnes in 2016 and 2017. The Company expects to mine higher grade Phase 6 ore at Batu Hijau throughout the period; however, in late 2016, lower grade stockpiled ore is expected to be processed for several months during a pit dewatering sequence at Batu Hijau. Production at Phoenix Copper Leach and Boddington is expected to remain stable for the period.

Gold cost outlook – AISC is expected to improve from between $960 and $1,020 per ounce in 2015 to between $925 and $1,025 per ounce by 2017. CAS is expected to remain stable at between $660 and $710 per ounce in 2015 and between $650 and $750 per ounce in 2016 and 2017.7 Costs will benefit from higher grades at Batu Hijau, the Carlin underground mines, Tanami and KCGM; and lower cost production from Merian. Ongoing cost and efficiency improvements are expected to offset lower grade and throughput at Ahafo and maturing operations at Yanacocha.

  North American AISC is expected to improve from between $990 and $1,060 per ounce in 2015 to between $850 and $950 per ounce by 2017. CAS is expected to improve from between $750 and $800 per ounce in 2015 to between $600 and $700 per ounce by 2017. Nevada operating costs are expected to benefit from lower stripping at Carlin, completion of the Turf Vent Shaft, and lower marginal production at Twin Creeks.
  South America AISC is expected to increase from between $950 and $1,020 per ounce in 2015, to between $1,050 and $1,150 per ounce in 2016, before decreasing to between $950 and $1,050 per ounce in 2017. Similarly, CAS is expected to increase from between $550 and $590 per ounce in 2015 to between $700 and $800 per ounce in 2016, before decreasing to between $650 and $750 per ounce in 2017. The primary driver is the addition of lower cost production from Merian.
  Asia Pacific AISC is expected to be between $840 and $900 per ounce in 2015 and between $800 and $900 per ounce for 2016 and 2017. CAS is also expected to remain stable at between $670 and $720 per ounce in 2015 and between $650 and $750 per ounce in 2016 and 2017. Primary drivers include higher grades at Batu Hijau and higher grades and production at Tanami and KCGM.
  Africa AISC is expected to rise from between $820 and $880 per ounce in 2015, to between $1,175 and $1,275 per ounce by 2017. Gold CAS is expected to increase more slowly than previously indicated – from between $620 and $670 per ounce in 2015 to between $950 and $1,050 per ounce in 2017 – as planned cost and efficiency improvements partially offset increased stripping and lower grades and Ahafo and lower grades at Akyem in 2017.
[7]	The Company’s cost outlook estimates do not include the impact of inflation.

Copper cost outlook – Copper AISC is expected to average between $1.70 and $1.90 per pound in 2015 with higher grade ore at Batu Hijau, and increase slightly to between $1.80 and $2.00 per pound by 2017. CAS is expected to be between $1.20 and $1.40 per pound in 2015, and increase to between $1.30 and $1.50 per pound in 2016 and 2017.

Sensitivities – AISC and CAS could further benefit from lower energy prices and an improving Australian dollar exchange ratio. Every $10 reduction in the price of oil implies an expected $30 million improvement in attributable free cash flow. Similarly, every $0.05 favorable change in the Australian dollar results in a $60 million improvement in attributable free cash flow. These estimates exclude current hedge programs. Please refer to the 10K for further information on hedging positions.

Capital – Sustaining capital is expected to remain stable between $850 and $950 million from 2015 through 2017 as a result of ongoing efforts to improve technical and operational efficiencies.

Debt – At $1,200 per ounce gold, Newmont could fund its most promising growth projects and potentially repay $750 million in 2015 from cash flow and existing cash balances. This would include the scheduled repayment of the PTNNT project debt facility, other regional and corporate debt and between $300 million to $400 million of potential term loan prepayments.

Projects – Turf Vent Shaft in Nevada and Merian in Suriname are included in the company’s outlook for 2015 through 2017:

The Turf Vent Shaft is expected to achieve commercial production in late 2015, adding approximately 100,000 to 150,000 ounces of annual production to Leeville. The shaft provides ventilation required to increase production and decrease mine costs over the 11 year mine life at greater Leeville. Capital costs for the project are estimated at between $350 and $400 million, of which approximately $70 to $80 million will be spent in 2015.

Merian is under construction, and will give Newmont a foothold in a prospective new district with significant upside potential. Gold production is expected to average between 400,000 and 500,000 ounces on a 100 percent basis during the first five years at a cost applicable to sales of $575 to $675 per ounce, and all-in sustaining cost of between $650 and $750 per ounce (unescalated). Capital costs for the project are estimated at between $600 and $700 million for Newmont’s 75 percent share. Newmont’s capital expenditure is expected to be between $330 million and $360 million in 2015 and between $150 million and $190 million in 2016. The project is on time and budget for start-up in late 2016.

The following projects are not currently included in the 2015 – 2017 outlook and hold the potential to add between 250,000 and 350,000 ounces of gold production at competitive costs:

Long Canyon Phase 1 is an oxide deposit with significant upside potential in an emerging district located 80 miles east of Elko, Nevada. The project has been optimized to lower capital, generate stronger returns and reduce the payback period. This first phase of development consists of an open pit mine and heap leach operation with low cost production of between 100,000 and 150,000 ounces per year over an eight year mine life for capital costs of between $250 and $300 million. If approved in Q1 2015, production would begin in Q1 2017.

Tanami Expansion Project includes constructing a second decline in the mine and building incremental capacity in the plant. For a capital cost of between $100 and $120 million, the project would add incremental gold production of 50,000 to 60,000 ounces (first five year average) at lower costs and increase mine life by four years. If approved in the first half of 2015, the additional production would begin in 2017.

Ahafo Mill Expansion would increase profitable production by 100,000 to 125,000 ounces (first five year average) while lowering costs and off-setting the impacts of lower grades and harder ore. Capital costs are expected to be between $140 and $160 million. If approved in the second half of 2015, the additional production would be expected in 2017.

2015 Outlook[a]	Consolidated Production	Attributable Production	Consolidated CAS	All-in Sustaining Costs[b]	Consolidated Capital
	(kozs, kt)	(kozs, kt)	($/oz, $/lb)	($/oz, $/lb)	Expenditures ($M)
North America
Carlin	850 - 910	850 - 910	$840 - $900	$1,090 - $1,170	$270 - $290
Phoenix[c]	200 - 220	200 - 220	$760 - $820	$900 - $960	$20 - $30
Twin Creeks[d]	410 - 440	410 - 440	$530 - $570	$700 - $750	$60 - $70
Other North America					$10 - $20
Total	1,460 - 1,570	1,460 - 1,570	$750 - $800	$990 - $1,060	$360 - $410
South America
Yanacocha[f]	880 - 940	450 - 490	$550 - $590	$870 - $930	$150 - $170
Merian					$440 - $470
La Zanja[g]		60 - 70
Total	880 - 940	510 - 560	$550 - $590	$950 - $1,020	$590 - $640

APAC
Boddington	700 - 750	700 - 750	$830 - $890	$940 - $1,010	$80 - $90
Tanami	390 - 420	390 - 420	$640 - $690	$880 - $950	$80 - $90
Waihi	130 - 150	130 - 150	$570 - $610	$760 - $820	$10 - $20
KCGM[e]	310 - 340	310 - 340	$810 - $870	$930 - $1,000	$20 - $30
Duketon[g]		40 - 60
Other Australia/NZ					$5 - $10
Batu Hijau, Indonesia	590 - 640	270 -290	$440 - $480	$600 - $640	$120 - $130
Total	2,120 – 2,300	1,840 - 2,010	$670 - $720	$840 - $900	$315 - $370

Africa
Ahafo	300 - 330	300 - 330	$770 - $830	$1,040 - $1,120	$70 - $90
Akyem	440 - 470	440 - 470	$510 - $550	$630 - $680	$30 - $40
Total	740 - 800	740 - 800	$620 - $670	$820 - $880	$100 - $130

Corporate/Other					$10 - $20
Total Gold	5,200 - 5,610	4,550 - 4,940	$660 - $710	$960 - $1,020	$1,375 - $1,570

Phoenix	15 - 25	15 - 25	$2.10 - $2.30	$2.50 - $2.70
Boddington	25 - 35	25 - 35	$2.20 - $2.50	$2.80 - $3.10
Batu Hijau[h]	200 - 220	90 - 100	$1.00 - $1.20	$1.50 - $1.70
Total Copper	240 - 280	130 - 160	$1.20 - $1.40	$1.70 - $1.90
Consolidated Expense Outlook[i]
General & Administrative	$170 - $190
Other Expense	$150 - $175
Interest Expense	$280 - $300
DD&A	$1,160 - $1,240
Exploration and Projects	$370 - $400
Sustaining Capital	$880 - $950
Tax Rate	33% - 37%
[a]

2015 Outlook projections used in this release (“Outlook”) are considered “forward-looking statements” and represent management’s good faith estimates or expectations of future production results as of the date hereof. Outlook is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2015 Outlook assumes $1,200/oz Au, $2.75/lb Cu, $0.85 USD/AUD exchange rate and $75/barrel WTI. AISC and CAS cost estimates do not include inflation. Such assumptions may prove to be incorrect and actual results may differ materially from those anticipated. Consequently, Outlook cannot be guaranteed. As such, investors are cautioned not to place undue reliance upon Outlook and forward-looking statements as there can be no assurance that the plans, assumptions or expectations upon which they are placed will occur.

[b]	Non-GAAP measure. All-in sustaining costs as used in the Company’s Outlook is a non-GAAP metric defined as the sum of cost applicable to sales (including all direct and indirect costs related to current gold production incurred to execute on the current mine plan), remediation costs (including operating accretion and amortization of asset retirement costs), G&A, exploration expense, advanced projects and R&D, treatment and refining costs, other expense, net of one-time adjustments and sustaining capital.
[c]	Includes Lone Tree operations.
[d]	Includes GTRJV operations.
[e]	Both consolidated and attributable production are shown on a pro-rata basis with a 50% ownership for KCGM.
[f]	Consolidated production for Yanacocha is presented on a total production basis for the mine site; attributable production represents a 51.35% interest.
[g]	La Zanja and Duketon are not included in the consolidated figures above; attributable production figures are presented based upon a 46.94% ownership interest at La Zanja and a 19.45% ownership interest in Duketon.
[h]	Consolidated production for Batu Hijau is presented on a total production basis for the mine site; whereas attributable production represents an expected 44.5625% ownership interest in 2015 outlook (which assumes completion of the remaining share divestiture in the first half of 2015). Outlook for Batu Hijau remains subject to various factors, including, without limitation, renegotiation of the CoW, issuance of future export approvals following the expiration of the six-month permit, negotiations with the labor union, future in-country smelting availability and regulations relating to export quotas, and certain other factors.
[i]	Consolidated expense outlook is adjusted to exclude extraordinary items. For example, the tax rate outlook above is a consolidated adjusted rate, which assumes the exclusion of certain tax valuation allowance adjustments.

NEWMONT MINING CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in millions except per share)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2014	2013	2014	2013

Sales	$2,017	$2,188	$7,292	$8,414

Costs and expenses
Costs applicable to sales (1)	1,129	1,482	4,457	5,299
Depreciation and amortization	307	381	1,229	1,362
Reclamation and remediation	93	25	154	81
Exploration	45	52	164	247
Advanced projects, research and development	41	57	161	222
General and administrative	48	45	186	203
Write-downs	8	2,087	26	4,352
Other expense, net	44	40	205	300
	1,715	4,169	6,582	12,066
Other income (expense)
Other income, net	29	(17)	157	349
Interest expense, net	(85)	(92)	(361)	(303)
	(56)	(109)	(204)	46
Income (loss) before income and mining tax and other items	246	(2,090)	506	(3,606)
Income and mining tax benefit (expense)	(155)	809	(133)	755
Equity income (loss) of affiliates	(6)	1	(4)	(5)
Income (loss) from continuing operations	85	(1,280)	369	(2,856)
Income (loss) from discontinued operations	(24)	8	(40)	61
Net income (loss)	61	(1,272)	329	(2,795)
Net loss (income) attributable to noncontrolling interests	(46)	85	179	261
Net income (loss) attributable to Newmont stockholders	$15	($1,187)	$508	($2,534)

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$39	($1,195)	$548	($2,595)
Discontinued operations	(24)	8	(40)	61
	$15	($1,187)	$508	($2,534)
Income (loss) per common share
Basic:
Continuing operations	$0.08	($2.39)	$1.10	($5.21)
Discontinued operations	($0.05)	$0.01	($0.08)	$0.12
	$0.03	($2.38)	$1.02	($5.09)
Diluted:
Continuing operations	$0.08	($2.39)	$1.10	($5.21)
Discontinued operations	($0.05)	$0.01	($0.08)	$0.12
	$0.03	($2.38)	$1.02	($5.09)

Cash dividends declared per common share	$0.025	$0.200	$0.225	$1.225

(1) Excludes Depreciation and amortization and Reclamation and remediation.

NEWMONT MINING CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in millions)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2014	2013	2014	2013
Operating activities:
Net income (loss)	$ 61	$ (1,272)	$ 329	$ (2,795)
Adjustments:
Depreciation and amortization	307	381	1,229	1,362
Stock based compensation and other non-cash benefits	9	9	51	64
Reclamation and remediation	93	25	154	81
Revaluation of contingent consideration	-	(18)	-	(18)
Loss (income) from discontinued operations	24	(8)	40	(61)
Write-downs	8	2,087	26	4,352
Impairment of investments	17	53	21	105
Deferred income taxes	34	(733)	(149)	(1,256)
Gain on asset and investment sales, net	(34)	(4)	(126)	(286)
Other operating adjustments and write-downs	67	402	574	1,099
Net change in operating assets and liabilities	(24)	(536)	(698)	(1,086)
Net cash provided from continuing operations	562	386	1,451	1,561
Net cash used in discontinued operations	(3)	(4)	(13)	(18)
Net cash provided from operations	559	382	1,438	1,543
Investing activities:
Additions to property, plant and mine development	(344)	(372)	(1,110)	(1,900)
Acquisitions, net	-	-	(28)	(13)
Sales of investments	-	1	25	589
Purchases of investments	(25)	-	(26)	(1)
Proceeds from sale of other assets	470	8	661	63
Other	(16)	(13)	(29)	(51)
Net cash provided from (used in) investing activities	85	(376)	(507)	(1,313)
Financing activities:
Proceeds from debt, net	5	276	601	1,538
Repayment of debt	(105)	(90)	(686)	(1,150)
Proceeds from stock issuance, net	-	-	-	2
Sale of noncontrolling interests	108	-	179	32
Acquisition of noncontrolling interests	(3)	(4)	(9)	(17)
Dividends paid to noncontrolling interests	-	-	(4)	(2)
Dividends paid to common stockholders	(12)	(101)	(114)	(610)
Other	(5)	(1)	(32)	(5)
Net cash provided from (used in) financing activities	(12)	80	(65)	(212)
Effect of exchange rate changes on cash	(7)	(6)	(18)	(24)
Net change in cash and cash equivalents	625	80	848	(6)
Cash and cash equivalents at beginning of period	1,778	1,475	1,555	1,561
Cash and cash equivalents at end of period	$ 2,403	$ 1,555	$ 2,403	$ 1,555

NEWMONT MINING CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in millions)

	At December 31,	At December 31,
	2014	2013
ASSETS
Cash and cash equivalents	$2,403	$1,555
Trade receivables	186	230
Accounts receivable	290	252
Investments	73	78
Inventories	700	717
Stockpiles and ore on leach pads	666	805
Deferred income tax assets	240	246
Other current assets	881	1,006
Current assets	5,439	4,889
Property, plant and mine development, net	13,650	14,277
Investments	334	439
Stockpiles and ore on leach pads	2,820	2,680
Deferred income tax assets	1,790	1,478
Other long-term assets	883	844
Total assets	$24,916	$24,607

LIABILITIES
Debt	$166	$595
Accounts payable	406	478
Employee-related benefits	307	341
Income and mining taxes	74	13
Other current liabilities	1,245	1,313
Current liabilities	2,198	2,740
Debt	6,480	6,145
Reclamation and remediation liabilities	1,606	1,513
Deferred income tax liabilities	656	635
Employee-related benefits	492	323
Other long-term liabilities	395	342
Total liabilities	11,827	11,698
Commitments and contingencies

EQUITY
Common stock - $1.60 par value;	798	789
Authorized - 750 million shares
Issued and outstanding -
Common: 499 million and 493 million shares issued, less 330,000 and 322,000 treasury shares, respectively
Exchangeable: 56 million shares issued, less 56 million and 51 million redeemed shares, respectively
Additional paid-in capital	8,712	8,538
Accumulated other comprehensive income (loss)	(478)	(182)
Retained earnings	1,242	848
Newmont stockholders' equity	10,274	9,993
Noncontrolling interests	2,815	2,916
Total equity	13,089	12,909
Total liabilities and equity	$24,916	$24,607

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Adjusted net income (loss)

Management of the Company uses Adjusted net income (loss) to evaluate the Company’s operating performance, and for planning and forecasting future business operations. The Company believes the use of Adjusted net income (loss) allows investors and analysts to compare results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the production and sale of minerals to similar operating results of other mining companies, by excluding exceptional or unusual items. Management’s determination of the components of Adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Net income (loss) attributable to Newmont stockholders	$ 15	$ (1,187)	$ 508	$ (2,534)
Loss (income) from discontinued operations	24	(8)	40	(61)
Impairments and loss provisions	14	1,345	26	2,875
Tax valuation allowance	43	-	(34)	535
Restructuring and other	3	8	21	36
Asset Sales	(23)	(3)	(54)	(246)
Reclamation Settlement	10	-	10	-
Boddington contingent consideration (gain) loss	-	(12)	-	(12)
Abnormal production costs at Batu Hijau	-	-	28	-
TMAC transaction costs	-	-	-	30
Adjusted net income (loss)	$ 86	$ 143	$ 545	$ 623
Adjusted net income (loss) per share, basic	$ 0.17	$ 0.28	$ 1.09	$ 1.25
Adjusted net income (loss) per share, diluted	$ 0.17	$ 0.28	$ 1.09	$ 1.25

Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”)

We also present adjusted earnings before interest, taxes, depreciation, and amortization ("adjusted EBITDA") as a non-GAAP measure. Our management uses adjusted net income, adjusted net income per diluted share and adjusted EBITDA as measures of operating performance to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the board of directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe that adjusted net income, adjusted net income per diluted share and adjusted EBITDA are used by and are useful to investors and other users of our financial statements in evaluating our operating performance because they provide an additional tool to evaluate our performance without regard to special and non-core items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure. We have provided reconciliations of all non-GAAP measures to their nearest U.S. GAAP measures and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. These adjustments consist of special items from our U.S. GAAP financial statements as well as other non-core items, such as property, plant and mine development impairments, restructuring costs, gains and losses on sales of asset sales, abnormal production costs and transaction/acquisition costs included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Income (loss) before income and mining tax and other items	$246	$(2,090)	$506	$(3,606)
Adjustments:
Depreciation and Amortization	307	381	1,229	1,362
Interest expense , net	85	92	361	303
EBITDA	$638	$(1,617)	$2,096	$(1,941)
Impairments and loss provision	25	2,140	47	4,457
Restructuring and other	8	17	40	67
Asset sales	(34)	(5)	(126)	(286)
Reclamation site settlement	15	-	15	-
Boddington contingent consideration	-	(18)	-	(18)
Abnormal production costs at Batu Hijau	-	-	53	-
TMAC transition costs	-	-	-	45

Adjusted EBITDA	$652	$517	$2,125	$2,324

Costs applicable to sales per ounce/pound

Costs applicable to sales per ounce/pound are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and copper by gold ounces or copper pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Costs applicable to sales per ounce/pound statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.

Costs applicable to sales per ounce

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Costs applicable to sales (1)	$900	$1,182	$3,697	$4,237
Gold sold (thousand ounces)	1,426	1,541	5,240	5,489
Costs applicable to sales per ounce	$631	$766	$706	$772
(1)	Includes by-product credits of $14 and $68 in the fourth quarter and full year 2014, respectively and $23 and $98 in the fourth quarter and full year of 2013, respectively.

Costs applicable to sales per pound

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Costs applicable to sales (1)	$229	$300	$760	$1,062
Copper sold (million pounds)	123	77	264	258
Costs applicable to sales per pound	$1.86	$3.82	$2.88	$4.12
(1)	Includes by-product credits of $5 and $17 in the fourth quarter and full year of 2014, respectively and $4 and $13 in the fourth quarter and full year of 2013, respectively.

Regional Operating Statistics

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Consolidated gold ounces produced (thousands):
North America
Carlin	233	311	907	1,025
Phoenix	50	56	211	234
Twin Creeks	110	168	389	509
La Herradura	3	22	124	183
	396	557	1,631	1,951
South America
Yanacocha	322	184	970	1,017

Australia/New Zealand
Boddington	189	179	696	704
Tanami	94	101	345	323
Jundee	-	62	138	279
Waihi	26	29	132	110
Kalgoorlie	80	99	329	332
	389	470	1,640	1,748
Indonesia
Batu Hijau	43	12	76	48

Africa
Ahafo	105	162	442	570
Akyem	134	129	472	129
	239	291	914	699
	1,389	1,514	5,231	5,463
Consolidated copper pounds produced (millions):
Phoenix	11	10	46	35
Boddington	19	16	69	66
Batu Hijau	68	46	156	161
	98	72	271	262
Consolidated copper tonnes produced (thousands):
Phoenix	5	5	21	16
Boddington	9	7	31	30
Batu Hijau	31	21	71	73
	45	33	123	119

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Attributable gold ounces produced (thousands):
North America
Carlin	233	311	907	1,025
Phoenix	50	56	211	234
Twin Creeks	110	168	389	509
La Herradura	3	22	124	183
	396	557	1,631	1,951
South America
Yanacocha	165	95	498	523
Other South America Equity Interests	36	16	67	65
	201	111	565	588
Australia/New Zealand
Boddington	189	179	696	704
Tanami	94	101	345	323
Jundee	-	62	138	279
Waihi	26	29	132	110
Kalgoorlie	80	99	329	332
Other Australia/New Zealand Equity Interests	15	13	58	56
	404	483	1,698	1,804
Indonesia
Batu Hijau	21	6	37	23

Africa
Ahafo	105	162	442	570
Akyem	134	129	472	129
	239	291	914	699
	1,261	1,448	4,845	5,065
Attributable copper pounds produced (millions):
Phoenix	11	10	46	35
Boddington	19	16	69	66
Batu Hijau	32	22	76	78
	62	48	191	179
Attributable copper tonnes produced (thousands):
Phoenix	5	5	21	16
Boddington	9	7	31	30
Batu Hijau	15	10	34	35
	29	22	86	81

All-In Sustaining Costs

Newmont has worked to develop a metric that expands on GAAP measures such as cost of goods sold and non-GAAP measures to provide visibility into the economics of our gold mining operations related to expenditures, operating performance and the ability to generate cash flow from operations.

Current GAAP-measures used in the gold industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop, and sustain gold production. Therefore, we believe that All-in sustaining costs are non-GAAP measures that provide additional information to management, investors, and analysts that aid in the understanding of the economics of our operations and performance compared to other gold producers and in the investor’s visibility by better defining the total costs associated with producing gold.

All-in sustaining cost (“AISC”) amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in International Financial Reporting Standards (“IFRS”), or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development capital activities based upon each company’s internal policies.

The following disclosure provides information regarding the adjustments made in determining the All-in sustaining costs measure:

Cost Applicable to Sales—Includes all direct and indirect costs related to current gold production incurred to execute the current mine plan. Costs Applicable to Sales (“CAS”) includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Statement of Consolidated Income. In determining AISC, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Statement of Consolidated Income less the amount of CAS attributable to the production of copper at our Phoenix, Boddington and Batu Hijau mines. The copper CAS at those mine sites is disclosed in Note 3 – Segments that accompanies the Consolidated Financial Statements. The allocation of CAS between gold and copper at the Phoenix, Boddington and Batu Hijau mines is based upon the relative sales percentage of copper and gold sold during the period.

Remediation Costs—Includes accretion expense related to asset retirement obligations (“ARO”) and the amortization of the related Asset Retirement Cost (“ARC”) for the Company’s operating properties recorded as an ARC asset. Accretion related to ARO and the amortization of the ARC assets for reclamation and remediation do not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation and remediation associated with current gold production and are therefore included in the measure. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix, Boddington and Batu Hijau mines.

Advanced Projects and Exploration—Includes incurred expenses related to projects that are designed to increase or enhance current gold production and gold exploration. We note that as current resources are depleted, exploration and advance projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves. As this relates to sustaining our gold production, and is considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Company’s Statement of Consolidated Income less the amount attributable to the production of copper at our Phoenix, Boddington and Batu Hijau mines. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Batu Hijau, Boddington and Phoenix mines.

General and Administrative—Includes cost related to administrative tasks not directly related to current gold production, but rather related to support our corporate structure and fulfilling our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis.

Other Expense, net—Includes costs related to regional administration and community development to support current gold production. We exclude certain exceptional or unusual expenses from Other expense, net, such as restructuring, as these are not indicative to sustaining our current gold operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix, Boddington and Batu Hijau mines.

Treatment and Refining Costs—Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable precious metal. These costs are presented net as a reduction of Sales.

Sustaining Capital—We determined sustaining capital as those capital expenditures that are necessary to maintain current gold production and execute the current mine plan. Capital expenditures to develop new operations, or related to projects at existing operations where these projects will enhance gold production or reserves, are considered development. We determined the breakout of sustaining and development capital costs based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital costs are relevant to the AISC metric as these are needed to maintain the Company’s current gold operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Batu Hijau, Boddington and Phoenix mines.

Three Months Ended December 31, 2014	Costs Applicable to Sales(1) (2)(3)	Remediation Costs(4)	Advanced Projects and Exploration	General and Administrative	Other Expense, Net(5)	Treatment and Refining Costs	Sustaining Capital(6)	All-In Sustaining Costs	Ounces (000)/ Pounds (millions) Sold	All-In Sustaining Costs per oz/lb
GOLD
Carlin	$188	$1	$6	$-	$2	$-	$45	$242	232	$1,043
Phoenix	44	1	1	-	1	2	5	54	45	1,200
Twin Creeks	60	-	1	-	1	-	25	87	111	784
La Herradura	3	-	2	-	-	-	2	7	3	2,333
Other North America	-	-	5	-	(3)	-	3	5	-	-
North America	295	2	15	-	1	2	80	395	391	1,010

Yanacocha	133	21	8	-	11	-	24	197	326	604
Other South America	-	-	15	-	-	-	-	15	-	-
South America	133	21	23	-	11	-	24	212	326	650

Boddington	160	3	-	-	-	1	19	183	214	855
Tanami	66	-	1	-	1	-	35	103	94	1,096
Jundee	-	-	-	-	1	-	(1)	-	-	-
Waihi	18	2	4	-	-	-	-	24	29	828
Kalgoorlie	71	1	1	-	-	2	16	91	79	1,152
Other Australia/New Zealand	-	-	2	3	1	-	-	6	-	-
Australia/New Zealand	315	6	8	3	3	3	69	407	416	978

Batu Hijau	38	2	-	-	1	5	1	47	48	979
Other Indonesia	-	-	-	-	(1)	-	-	(1)	-	-
Indonesia	38	2	-	-	-	5	1	46	48	958

Ahafo	67	2	9	-	1	-	27	106	111	955
Akyem	52	1	-	-	2	-	12	67	134	500
Other Africa	-	-	2	-	2	-	-	4	-	-
Africa	119	3	11	-	5	-	39	177	245	722

Corporate and Other	-	-	28	44	12	-	1	85	-	-
Total Gold	$900	$34	$85	$47	$32	$10	$214	$1,322	1,426	$927

COPPER
Phoenix	$27	$-	$-	$-	$-	$1	$3	$31	11	$2.82
Boddington	46	-	-	-	1	8	6	61	21	2.90
Batu Hijau	156	5	1	1	3	26	10	202	91	2.22
Total Copper	$229	$5	$1	$1	$4	$35	$19	$294	123	$2.39
Consolidated	$1,129	$39	$86	$48	$36	$45	$233	$1,616
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $19.
(3)	Includes stockpile and leach pad inventory adjustments of $32 at Carlin, $9 at Phoenix, $8 at Twin Creeks and $11 at Yanacocha.
(4)	Remediation costs include operating accretion of $17 and amortization of asset retirement costs of $22.
(5)	Other expense, net is adjusted for restructuring costs of $8.
(6)	Excludes $112 of development capital expenditures, capitalized interest, and the increase in accrued capital. The following are major development projects: Turf Vent Shaft, Merian, and Correnso for 2014.

Year Ended December 31, 2014	Costs Applicable to Sales(1) (2)(3)	Remediation Costs(4)	Advanced Projects and Exploration	General and Administrative	Other Expense, Net(5)	Treatment and Refining Costs	Sustaining Capital(6)	All-In Sustaining Costs	Ounces (000)/ Pounds (millions) Sold	All-In Sustaining Costs per oz/lb
GOLD
Carlin	$795	$4	$22	$-	$8	$-	$141	$970	905	$1,072
Phoenix	160	3	4	-	3	9	17	196	222	883
Twin Creeks	207	2	5	-	3	-	111	328	400	820
La Herradura	89	2	12	-	-	-	21	124	119	1,042
Other North America	-	-	25	-	6	-	9	40	-	-
North America	1,251	11	68	-	20	9	299	1,658	1,646	1,007

Yanacocha	663	101	32	-	35	-	80	911	966	943
Other South America	-	-	41	-	2	-	-	43	-	-
South America	663	101	73	-	37	-	80	954	966	988

Boddington	585	11	-	-	2	4	69	671	690	972
Tanami	251	4	10	-	2	-	91	358	345	1,038
Jundee	85	5	1	-	2	-	15	108	140	771
Waihi	76	3	7	-	2	-	2	90	131	687
Kalgoorlie	284	4	5	-	1	4	32	330	327	1,009
Other Australia/New Zealand	-	-	5	3	21	-	6	35	-	-
Australia/New Zealand	1,281	27	28	3	30	8	215	1,592	1,633	975

Batu Hijau	81	3	-	-	4	9	8	105	72	1,458
Other Indonesia	-	-	-	-	-	-	-	-	-	-
Indonesia	81	3	-	-	4	9	8	105	72	1,458

Ahafo	249	8	27	-	6	-	92	382	450	849
Akyem	172	3	-	-	8	-	17	200	473	423
Other Africa	-	-	8	-	7	-	-	15	-	-
Africa	421	11	35	-	21	-	109	597	923	647

Corporate and Other	-	-	116	182	31	-	17	346	-	-
Total Gold	$3,697	$153	$320	$185	$143	$26	$728	$5,252	5,240	$1,002

COPPER
Phoenix	$108	$1	$2	$-	$1	$5	$13	$130	46	$2.83
Boddington	158	2	-	-	1	25	18	204	66	3.09
Batu Hijau	494	15	3	1	20	45	51	629	152	4.14
Total Copper	$760	$18	$5	$1	$22	$75	$82	$963	264	$3.65
Consolidated	$4,457	$171	$325	$186	$165	$101	$810	$6,215
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $85.
(3)	Includes stockpile and leach pad inventory adjustment of $127 at Carlin, $13 at Phoenix, $15 at Twin Creeks, $75 at Yanacocha, $69 at Boddington, and $191 at Batu Hijau.
(4)	Remediation costs include operating accretion of $71 and amortization of asset retirement costs of $100.
(5)	Other expense, net is adjusted for restructuring costs of $40.
(6)	Excludes $300 of development capital expenditures, capitalized interest, and the increase in accrued capital. The following are major development projects; Turf Vent Shaft, Merian, Correnso and Conga for 2014.

Three Months Ended December 31, 2013	Costs Applicable to Sales(1) (2)(3)	Remediation Costs(4)	Advanced Projects and Exploration	General and Administrative	Other Expense, Net(5)	Treatment and Refining Costs	Sustaining Capital(6)	All-In Sustaining Costs	Ounces (000)/ Pounds (millions) Sold	All-In Sustaining Costs per oz/lb
GOLD
Carlin	$254	$1	$3	$-	$3	$2	$34	$297	308	$964
Phoenix	39	1	1	-	-	1	5	47	44	1,068
Twin Creeks	80	2	-	-	1	-	14	97	174	557
La Herradura	55	-	11	-	-	-	12	78	22	3,545
Other North America	-	-	10	-	(4)	-	6	12	-	-
North America	428	4	25	-	-	3	71	531	548	969

Yanacocha	164	22	9	-	3	-	41	239	186	1,285
Other South America	-	-	11	-	3	-	-	14	-	-
South America	164	22	20	-	6	-	41	253	186	1,360

Boddington	227	1	-	-	1	-	25	254	204	1,245
Tanami	67	1	4	-	1	-	25	98	107	916
Jundee	52	3	-	-	-	-	12	67	63	1,063
Waihi	29	1	1	-	2	-	-	33	34	971
Kalgoorlie	76	2	1	-	-	-	9	88	98	898
Other Australia/New Zealand	-	-	2	-	9	-	4	15	-	-
Australia/New Zealand	451	8	8	-	13	-	75	555	506	1,097

Batu Hijau	26	-	-	-	(1)	1	2	28	13	2,154
Other Indonesia	-	-	-	-	(2)	-	-	(2)	-	-
Indonesia	26	-	-	-	(3)	1	2	26	13	2,000

Ahafo	81	1	15	-	11	-	12	120	159	755
Akyem	32	-	1	-	3	-	-	36	129	279
Other Africa	-	-	1	-	(7)	-	-	(6)	-	-
Africa	113	1	17	-	7	-	12	150	288	521

Corporate and Other	-	-	36	45	8	-	4	93	-	-
Total Gold	$1,182	$35	$106	$45	$31	$4	$205	$1,608	1,541	$1,043

COPPER
Phoenix	$11	$-	$1	$-	$1	$1	$1	$15	5	$3.00
Boddington	56	-	-	-	1	5	6	68	18	3.78
Batu Hijau	233	2	2	-	8	16	21	282	54	5.22
Total Copper	$300	$2	$3	$-	$10	$22	$28	$365	77	$4.74
Consolidated	$1,482	$37	$109	$45	$41	$26	$233	$1,973
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $27.
(3)	Includes stockpile and leach pad inventory adjustments of $66 at Carlin, $24 at La Herradura, $44 at Yanacocha, $74 at Boddington, and $138 at Batu Hijau.
(4)	Remediation costs include operating accretion of $16 and amortization of asset retirement costs of $21.
(5)	Other expense, net is adjusted for Boddington contingent consideration of $18, partially offset by $17 for restructuring costs.
(6)	Excludes $139 of development capital expenditures, capitalized interest, and the increase in accrued capital. The following are major development projects: Phoenix Copper Leach, Turf Vent Shaft, Yanacocha Bio Leach, Conga, Merian, Ahafo Mill Expansion and Akyem for 2013.

Year Ended December 31, 2013	Costs Applicable to Sales(1) (2)(3)	Remediation Costs(4)	Advanced Projects and Exploration	General and Administrative	Other Expense, Net(5)	Treatment and Refining Costs	Sustaining Capital(6)	All-In Sustaining Costs	Ounces (000)/ Pounds (millions) Sold	All-In Sustaining Costs per oz/lb
GOLD
Carlin	$767	$5	$34	$-	$7	$14	$154	$981	1,013	$968
Phoenix	164	3	7	-	2	9	20	205	225	911
Twin Creeks	273	6	7	-	4	-	56	346	518	668
La Herradura	177	-	42	-	-	-	74	293	183	1,601
Other North America	-	-	42	-	4	-	23	69	-	-
North America	1,381	14	132	-	17	23	327	1,894	1,939	977

Yanacocha	684	90	41	-	63	-	148	1,026	1,022	1,004
Other South America	-	-	34	-	4	-	-	38	-	-
South America	684	90	75	-	67	-	148	1,064	1,022	1,041

Boddington	805	6	1	-	2	4	90	908	743	1,222
Tanami	270	3	11	-	3	-	91	378	325	1,163
Jundee	206	13	7	-	1	-	45	272	279	975
Waihi	103	3	5	-	2	-	7	120	111	1,081
Kalgoorlie	342	7	3	-	1	-	19	372	329	1,131
Other Australia/New Zealand	-	-	13	-	34	-	4	51	-	-
Australia/New Zealand	1,726	32	40	-	43	4	256	2,101	1,787	1,176

Batu Hijau	107	2	2	-	3	5	12	131	46	2,848
Other Indonesia	-	-	-	-	(2)	-	-	(2)	-	-
Indonesia	107	2	2	-	1	5	12	129	46	2,804

Ahafo	307	3	51	-	14	-	109	484	566	855
Akyem	32	-	8	-	3	-	-	43	129	333
Other Africa	-	-	8	-	10	-	-	18	-	-
Africa	339	3	67	-	27	-	109	545	695	784

Corporate and Other	-	-	137	203	25	-	12	377	-	-
Total Gold	$4,237	$141	$453	$203	$180	$32	$864	$6,110	5,489	$1,113

COPPER
Phoenix	$52	$1	$3	$-	$1	$5	$7	$69	29	$2.38
Boddington	195	1	-	-	1	19	22	238	71	3.35
Batu Hijau	815	9	13	-	24	47	93	1,001	158	6.34
Total Copper	$1,062	$11	$16	$-	$26	$71	$122	$1,308	258	$5.07
Consolidated	$5,299	$152	$469	$203	$206	$103	$986	$7,418
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $111.
(3)	Includes stockpile and leach pad inventory adjustments of $69 at Carlin, $1 at Twin Creeks, $24 at La Herradura, $107 at Yanacocha, $184 at Boddington, $1 at Tanami, $4 at Waihi, $45 at Kalgoorlie, and $523 at Batu Hijau.
(4)	Remediation costs include operating accretion of $61 and amortization of asset retirement costs of $91.
(5)	Other expense, net is adjusted for restructuring of $67 and TMAC transaction costs of $45, offset by $18 for Boddington Contingent Consideration.
(6)	Excludes $914 of development capital expenditures, capitalized interest, and the increase in accrued capital. The following are major development projects; Phoenix Copper Leach, Turf Vent Shaft, Yanacocha Bio Leach, Conga, Merian, Ahafo Mill Expansion, and Akyem for 2013.

Adjusted Consolidated All-in Sustaining Cost Savings

Twelve Months Ended December 31, 2014	Costs Applicable to Sales	Remediation Costs	Advanced Projects and Exploration	General and Administrative	Other Expense, Net	Treatment and Refining Costs	Sustaining Capital	All-In Sustaining Costs

Gold and Copper Consolidated	$4,457	$171	$325	$186	$165	$101	$810	$6,215
Adjustments:
Portfolio changes[1]	(274)	(7)	(1)		(18)	(17)	(38)	(355)
FX/Oil[2]	10							10
NRV's3	(162)							(162)
Total	$4,031	$164	$324	$186	$147	$84	$772	$5,708

Adjusted Consolidated AISC Savings[4]								$524

Twelve Months Ended December 31, 2013	Costs Applicable to Sales	Remediation Costs	Advanced Projects and Exploration	General and Administrative	Other Expense, Net	Treatment and Refining Costs	Sustaining Capital	All-In Sustaining Costs

Gold and Copper Consolidated	$5,299	$152	$469	$203	$206	$103	$986	$7,418
Adjustments:
Portfolio Changes[1]	(418)	(15)	(24)		(14)	(28)	(98)	(598)
FX/Oil[2]	(22)						(18)	(40)
NRV's3	(548)							(548)
Total	$4,311	$137	$445	$203	$192	$75	$869	$6,232
(1)	Portfolio changes include impacts from Jundee (sold on July 1, 2014), Midas as a component of Twin Creeks segment (sold on February 11, 2014), La Herradura (sold on October 6, 2014); Akyem start-up (reached commercial production in October 2013), and the impact of the Batu Hijau interruption (Q2 and Q3 2014) as a result of export permit issues.
(2)	FX/Oil represents A$ impacts and Diesel Price impacts, net of hedging activities.
(3)	NRV's are related to write-downs recorded at Q2 2013 due to a change in long-term price assumptions, and Q3 14 at Batu Hijau related to the change in the export agreement.
(4)	Used by management to illustrate savings from 2013 to 2014 based upon the adjusted consolidated AISC reflected in the tables above.

Conference Call Information

A conference call will be held on Friday, February 20, 2015 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company's website.

Conference Call Details
Dial-In Number	800.857.6428
Intl Dial-In Number	517.623.4916
Leader	Meredith Bandy
Passcode	Newmont
Replay Number	866.495.6479
Intl Replay Number	203.369.1768
Replay Passcode	2015

Webcast Details

URL http://event.on24.com/r.htm?e=919381&s=1&k=5E4A85A4D54DE75B68356B6B4E08F928

The fourth quarter and full year 2014 results and related financial and statistical information will be available after the market close on Thursday February 19, 2015 on the “Investor Relations” section of the Company’s website, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

Investors are reminded to refer to the investor Briefcase on www.newmont.com which contains operating statistics, MD&A and other relevant financial information.

Cautionary Statement Regarding Forward Looking Statements, Including Outlook:

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation: (i) estimates of future consolidated and attributable production and sales; (ii) estimates of future costs applicable to sales and All-in sustaining costs; (iii) estimates of future consolidated and attributable capital expenditures; (iv) our efforts to continue delivering reduced costs and efficiency; and (v) expectations regarding the development, growth and exploration potential of the Company’s projects, including the Turf Vent Shaft, Merian, Long Canyon Phase 1, the Tanami Expansion and the Ahafo Mill Expansion; and (vi) expectations regarding the repayment of debt from cash flows and existing cash. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s operations and projects being consistent with current expectations and mine plans, including without limitation receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineralized material estimates; (viii) the acceptable outcome of negotiation of the amendment to the Contract of Work and/or resolution of export issues in Indonesia other assumptions noted herein. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements”. Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks, community relations, conflict resolution and outcome of projects or oppositions and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company’s 2014 Annual Report on Form 10-K, filed on February 19, 2015, with the Securities and Exchange Commission, as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors' own risk.

Investors are reminded that this news release should be read in conjunction with Newmont’s Form 10-K filed with the Securities and Exchange Commission on or about February 19, 2015 (available at www.newmont.com).

CONTACT:
Newmont Mining Corporation
Investor Contacts
Meredith Bandy, 303-837-5143
meredith.bandy@newmont.com
or
Matt Eichmann, 303-837-5287
matt.eichmann@newmont.com
or
Media Contact:
Omar Jabara, 303-837-5114
omar.jabara@newmont.com